UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2021

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 557-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	COKE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2021, Coca-Cola Consolidated, Inc. (the “Company”) entered into a credit agreement (the “2021 Revolving Credit Facility Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, swingline lender and issuing lender, and the other lenders party thereto, providing for a five-year unsecured revolving credit facility with an aggregate maximum borrowing capacity of $500 million (the “2021 Revolving Credit Facility”), maturing on July 9, 2026. Subject to obtaining commitments from lenders and satisfying other conditions specified therein, at the Company’s option, additional incremental revolving commitments of up to $250 million may be established under the 2021 Revolving Credit Facility to increase the aggregate revolving commitments under the 2021 Revolving Credit Facility to up to $750 million. The 2021 Revolving Credit Facility Agreement replaces the Company’s existing second amended and restated credit agreement, dated as of June 8, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “2018 Revolving Credit Facility”).

Also on July 9, 2021, the Company entered into a term loan agreement (the “Term Loan Agreement” and, together with the 2021 Revolving Credit Facility Agreement, the “Credit Agreements”) with Wells Fargo, as administrative agent, and the other lenders party thereto, providing for a senior unsecured term loan facility in the aggregate principal amount of $70 million (the “Term Loan Facility”), maturing on July 9, 2024. Subject to obtaining commitments from lenders and satisfying other conditions specified therein, at the Company’s option, additional incremental term loans of up to $50 million may be established under the Term Loan Facility to increase the aggregate principal amount of term loans under the Term Loan Facility to up to $120 million. The entire amount of the Term Loan Facility was fully drawn on July 9, 2021. The Company used approximately $55 million of the proceeds of the Term Loan Facility to refinance indebtedness outstanding under the 2018 Revolving Credit Facility. The Company anticipates using the remaining proceeds of approximately $15 million for general corporate purposes.

The Company may request revolving loans, swingline loans and letters of credit under the 2021 Revolving Credit Facility. Revolving loans are available from the lenders up to the entire amount of commitments under the 2021 Revolving Credit Facility. Swingline loans are available from Wells Fargo, as swingline lender, up to $50 million. Letters of credit are available from Wells Fargo and the other lenders identified as issuing lenders in the 2021 Revolving Credit Facility Agreement up to $75 million. Revolving loans bear interest at a per annum rate equal to, at the Company’s option, either (i) LIBOR (as defined below) plus the applicable rate, or (ii) the Base Rate (as defined below) plus the applicable rate. Swingline loans bear interest at a per annum rate equal to one-month LIBOR plus the applicable rate for revolving loans that are LIBOR rate loans. The applicable rates for LIBOR rate loans, base rate loans and swingline loans are set out in a pricing grid based on the applicable rating for the Company’s long-term senior unsecured, non-credit-enhanced debt (the “Debt Rating”). The applicable rate for LIBOR rate loans varies from 0.690% to 1.075%, the applicable rate for base rate loans varies from 0.000% to 0.075%, and the applicable rate for swingline loans varies from 0.690% to 1.075%. Letter of credit fees are payable on the outstanding amounts of letters of credit at a per annum rate equal to the applicable rate for LIBOR rate loans. A facility fee is payable on the aggregate amount of commitments under the 2021 Revolving Credit Facility (regardless of the amount of loans and extensions of credit thereunder) and varies from 0.060% to 0.175%, as set out in a pricing grid based on the Company’s Debt Rating. Based on the Company’s current Debt Rating, under the 2021 Revolving Credit Facility, the applicable rate for LIBOR rate loans will be 0.875%, the applicable rate for base rate loans will be 0.000%, the applicable rate for swingline loans will be 0.875%, the letter of credit fee will be 0.875%, and the facility fee will be 0.125%. The Company may from time to time borrow, prepay (without premium or penalty) and re-borrow amounts under the 2021 Revolving Credit Facility; provided, the Company complies with the notice and other requirements set forth in the 2021 Revolving Credit Facility Agreement.

Amounts borrowed under the Term Loan Facility bear interest at a per annum rate equal to, at the Company’s option, either (i) LIBOR plus the applicable rate, or (ii) the Base Rate plus the applicable rate. The applicable rates for LIBOR rate loans and base rate loans are set out in a pricing grid based on the Company’s Debt Rating. The applicable rate for LIBOR rate loans varies from 0.650% to 1.125%, and the applicable rate for base rate loans varies from 0.000% to 0.125%. Based on the Company’s current Debt Rating, under the Term Loan Facility, the applicable rate for LIBOR rate loans will be 0.875%, and the applicable rate for base rate loans will be 0.000%. The Company may from time to time prepay amounts borrowed under the Term Loan Facility without premium or penalty; provided, the Company complies with the notice and other requirements for prepayment set forth in the Term Loan Agreement.

Under the Credit Agreements, (i) “LIBOR” is the reserve-adjusted LIBOR rate for U.S. dollar deposits in the wholesale money markets in London for the applicable interest period of one, three, six or twelve months, and (ii) the “Base Rate” is the highest of (1) the prime rate publicly announced by Wells Fargo as its prime rate, (2) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York, plus one-half of one percent, and (3) LIBOR for an interest period of one month, plus one percent. Successor LIBOR rate provisions are included in the Credit Agreements based on the Alternative Reference Rates Committee (ARRC) suggested fallback language. Any amounts that are not paid when due are subject to the application of default interest rates.

The Credit Agreements contain substantially similar representations, warranties and covenants customary for transactions of this type, including (i) limitations on the ability of the Company and its subsidiaries to incur indebtedness, dispose of assets outside of the ordinary course of business and enter into certain merger or consolidation transactions and (ii) two financial covenants: a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio” (each as defined in the Credit Agreements). The consolidated cash flow/fixed charges ratio requires the Company to maintain a consolidated adjusted operating cash flow to consolidated adjusted fixed charges ratio of 1.5 to 1.0 or higher. The consolidated funded indebtedness/cash flow ratio requires the Company to maintain a consolidated adjusted funded indebtedness to consolidated adjusted operating cash flow ratio of 6.0 to 1.0 or lower.

The Credit Agreements contain substantially similar events of default customary for transactions of this type, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other material indebtedness of the Company or its subsidiaries, (v) bankruptcy or insolvency events of the Company or its subsidiaries, (vi) unsatisfied judgments of the Company or its subsidiaries in excess of $100 million, individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith and (vii) a change of control of the Company (which includes The Coca-Cola Company and its subsidiaries ceasing to own at least ten percent of the outstanding capital stock of the Company). Upon the occurrence of an event of default under the Credit Agreements, the lenders may terminate their commitments and accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing descriptions of the 2021 Revolving Credit Facility Agreement and the Term Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and incorporated herein by reference.

Certain parties to the Credit Agreements and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Forward-Looking Statements. This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar words. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s actual results could differ materially from those contained in forward-looking statements due to a number of factors, including the statements under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent filings with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 and included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description	Incorporated by Reference or Filed/Furnished Herewith

10.1	Credit Agreement, dated as of July 9, 2021, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto.	Filed herewith.

10.2	Term Loan Agreement, dated as of July 9, 2021, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto.	Filed herewith.

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: July 13, 2021	By:	/s/ F. Scott Anthony
F. Scott Anthony
Executive Vice President and Chief Financial Officer